Exhibit 99.1

Tesla Vehicle Production & Deliveries and Date for Financial Results & Webcast for Third Quarter 2023

In the third quarter, we produced over 430,000 vehicles and delivered over 435,000 vehicles. A sequential decline in volumes was caused by planned downtimes for factory upgrades, as discussed on the most recent earnings call. Our 2023 volume target of around 1.8 million vehicles remains unchanged.

	Production	Deliveries	Subject to operating lease accounting
Model S/X	13,688	15,985	8%
Model 3/Y	416,800	419,074	4%
Total	430,488	435,059	4%

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Tesla will post its financial results for the third quarter of 2023 after market close on Wednesday, October 18, 2023. At that time, Tesla will issue a brief advisory containing a link to the Q3 2023 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Date of Tesla Q3 2023 Financial Results and Q&A Webcast
When: Wednesday, October 18, 2023
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q3 2023 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:

ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q3 earnings. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.